SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road, Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 1, 2011, in connection with Vermillion, Inc.’s (the “Company”) engagement of Liolios Group, Inc. to provide certain public investor relations services, the Company agreed to issue Liolios Group, Inc. a warrant to purchase 21,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $3.23 per share (the “Warrant”). The 21,000 shares of Common Stock underlying the Warrant shall vest and become exercisable in six equal monthly installments starting on December 1, 2011. The Warrant has a term of two years from the date of issuance. The Company may issue additional warrants to Liolios Group, Inc. upon a renewal of the term of the engagement with Liolios Group, Inc., as well as upon the occurrence of other events. The Company’s issuance of the Warrant is in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, the Company entered into a consulting agreement with Eric T. Fung, M.D., Ph.D., effective on November 4, 2011. Pursuant to the terms of the consulting agreement, Dr. Fung will continue to serve as the Company’s Chief Medical Officer and a member of the Company’s Scientific Advisory Board. In lieu of Dr. Fung’s prior compensation, the Company will pay Dr. Fung on an hourly basis at the rate of $145. The Company will also pay Dr. Fung at the rate of $2,500 per quarter for services provided by him as a member of the Company’s Scientific Advisory Board.

Dr. Fung’s existing stock options and restricted stock units will continue to vest in accordance with the terms of the respective stock option and restricted stock unit agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: November 2, 2011	By:	/s/ Eric Schoen
Eric Schoen
Chief Accounting Officer